EXHIBIT 4.1

SPECIMEN OF COMMON STOCK CERTIFICATE

CAPITAL EQUITY FINANCE, INC.
Incorporated Under the Law of the State of Florida

100,000,000 COMMON SHARES PAR VALUE $0.001 PER SHARE

This certifies that _________________________________________________ is the registered holder of ____________________________________________________ Shares transferable on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ___ day of _________, A.D. 20__ .

President	Secretary